EXHIBIT 33
ASSESSMENT OF SERVICING CRITERIA

Florida Power & Light Company (Servicer), as a party participating in the servicing function under Item 1122 of Regulation AB, hereby reports on its assessment of compliance with the servicing criteria specified in Item 1122(d) of Regulation AB, as follows:

1. The Servicer is responsible for assessing compliance with the servicing criteria applicable to it set forth in Item 1122(d) of Regulation AB (Servicing Criteria).
2. With respect to each of the Servicing Criteria, the Servicer has made the assessment of the Servicing Criteria in accordance with Item 1122(d) of Regulation AB.
3. Based on such review, the Servicer is in compliance in all material respects with the applicable Servicing Criteria as of December 31, 2007 and for the fiscal year ended December 31, 2007.

4.  A registered public accounting firm has issued an attestation report on the Servicer's assessment of compliance with the applicable servicing criteria as of December 31, 2007 and for the fiscal year ended December 31, 2007.

Date: March 13, 2008

K. MICHAEL DAVIS

K. Michael Davis Vice President, Accounting and Chief Accounting Officer of Florida Power & Light Company, as Servicer